UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2015

NOVELIS INC.

(Exact name of Registrant as specified in its charter)

Canada 001-32312 98-0442987
(State or other jurisdiction of incorporation) (Commission File Number) (I.R.S. Employer Identification No.

3560 Lenox Road, Suite 2000, Atlanta, GA 30326
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code (404) 760-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 2, 2015, Novelis Inc. (the “Company”) entered into a Refinancing Amendment Agreement (the “Amendment”) to its Term Loan Facility (the “Term Loan Facility”) dated as of December 17, 2010, as amended, among the Company, as borrower, AV Metals Inc., the other guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent.

The Amendment increases the principal amount of the Term Loan Facility from $1.73 billion to $1.8 billion and extends the final maturity of the Term Loan Facility from December 17, 2017 to June 2, 2022; provided that, in the event that any series of Company’s senior unsecured notes remain outstanding 92 days prior to its maturity date, then the Term Loan Facility will mature on such date, subject to limited exceptions. The loans under the Term Loan Facility accrue interest at the higher of LIBOR and 0.75% plus a 3.25% spread.

The Amendment eliminates the senior secured net leverage covenant that requires the Company to maintain a minimum senior secured net leverage ratio. In addition, certain negative covenants were amended to increase the Company’s operational flexibility, including increasing flexibility to enter into working capital financings and incur other debt.

The foregoing description of the Amendment is a general description and is qualified in its entirety by reference to the Amendment, which the Company plans to file as an exhibit to its next quarterly report on Form 10-Q.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item 2.03 are contained in Item 1.01 above and are incorporated by reference as if fully restated herein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: June 3, 2015	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer